UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CSS INDUSTRIES, INC.

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CSS INDUSTRIES, INC.

1845 Walnut Street
Philadelphia, Pennsylvania 19103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2006 Annual Meeting of Stockholders of CSS Industries, Inc. will be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on Wednesday, August 2, 2006, at 9:30 a.m. local time.

At our Annual Meeting, we will ask you to:

1.	Elect a board of seven directors;

2.	Approve the 2006 Stock Option Plan for Non-Employee Directors; and

3.	Transact any other business that may properly be presented at the Annual Meeting.

If you were a stockholder of record at the close of business on June 5, 2006, you may vote at the Annual Meeting.

By order of the board of directors, MICHAEL A. SANTIVASCI Secretary

Philadelphia, Pennsylvania
June 22, 2006

We hope that you will attend the Annual Meeting. Whether or not you plan to attend the meeting, we encourage you to complete, sign and return the enclosed proxy card in the envelope provided.

CSS INDUSTRIES, INC.
1845 Walnut Street
Philadelphia, Pennsylvania 19103

PROXY STATEMENT
2006 Annual Meeting of Stockholders

WHY YOU RECEIVED THIS PROXY STATEMENT

You received this proxy statement because the board of directors of CSS Industries, Inc. (“CSS”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders (“Meeting”) to be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania on Wednesday, August 2, 2006 at 9:30 a.m. local time. This proxy statement provides information regarding the matters to be presented at the Meeting. You may vote in one of two ways: (i) in person, by attending the Meeting and casting your vote, or (ii) by proxy, by completing, signing and returning the enclosed proxy card. We are sending this proxy statement and the accompanying form of proxy to stockholders beginning on June 22, 2006.

WHO CAN VOTE

Stockholders of record at the close of business on June 5, 2006 may vote at the Meeting. On the record date, 10,491,079 shares of CSS common stock, par value $0.10 per share, were outstanding. Each share of common stock is entitled to one vote on any matter that is properly presented at the Meeting.

WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION

We are paying for this solicitation of proxies. In addition to this mailing, proxies may be solicited by telephone by officers, directors or employees of CSS and its affiliated companies, who will not receive payment specifically for these services. We reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of CSS shares.

HOW TO BE PART OF AN EFFECTIVE VOTE

In order to have an effective vote on any matter at the Meeting, there must be a quorum. A quorum exists when the holders of a majority of the shares entitled to vote are present in person or represented by proxy. Based on the number of shares of CSS common stock outstanding on the record date, the holders of 5,245,540 shares of CSS common stock are required to be present in person or represented by proxy in order to have a quorum at the Meeting. Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven nominees receiving the most votes will be elected as directors. Approval of the 2006 Stock Option Plan for Non-Employee Directors (the “2006 Plan”) and any other matter to be voted on at the Meeting requires the affirmative vote of the holders of a majority of the shares present either in person or represented by proxy.

You may vote at the Meeting by attending in person and submitting a ballot or by properly completing and submitting the enclosed proxy card. The shares represented by each properly completed proxy card will be voted at the Meeting in accordance with each stockholder’s choices. For the election of directors, votes may be cast in favor or withheld. Votes that are withheld will not be counted in the vote and will have no effect, other than to determine the presence of a quorum. Abstentions may not be specified for the election of directors. An abstention on the proposal to approve the 2006 Plan or on any other matters to be voted on at the Meeting will have the same effect as a vote against, and a “broker non-vote” is not counted on such matters. A “broker non-vote” occurs when a nominee (such as a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If you do not indicate on the proxy card how you wish to have your shares voted, the shares will be voted as recommended by the board of directors of CSS. If any additional matters are properly presented at the Meeting, the proxy holders will vote in their discretion. This authority is given to the proxy holders in the enclosed form of proxy.

HOW YOU MAY REVOKE YOUR PROXY

You may revoke your proxy at any time before the vote is taken at the Meeting by filing with the Secretary of CSS a written revocation or another form of proxy bearing a date later than the date of the proxy that you submitted previously. You may also revoke your proxy by attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself constitute revocation of a proxy if you do not file a written revocation, submit a later-dated proxy or vote in person.

Your vote is important. We therefore encourage you to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THEIR FEES AND THEIR ATTENDANCE AT THE ANNUAL MEETING

The Audit Committee of the Board of Directors of CSS engaged KPMG LLP (“KPMG”) as CSS’ independent registered public accountants to audit our financial statements for our fiscal year ended March 31, 2006. A representative of KPMG is expected to attend the Meeting. This representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to your questions.

The audit fees billed by KPMG for each of our fiscal years ended March 31, 2006 and March 31, 2005, and fees billed by KPMG for other services in each of those fiscal years, were as follows:

Type of Fee	2006	2005

Audit Fees	$1,115,000	$1,295,000
Audit-Related Fees	—	—
Tax Fees	$75,513	$130,490
All Other Fees	—	—

	$1,190,513	$1,425,490

Audit Fees

Audit fees were paid for the audit of CSS’ annual consolidated financial statements and the reviews of CSS’ consolidated financial statements included in CSS’ Quarterly Reports on Form 10-Q.

Audit-Related Fees

There were no audit-related fees paid in 2006 or 2005.

Tax Fees

Tax fees of $75,513 and $125,860 were paid for tax compliance in 2006 and 2005, respectively. Such compliance services included assistance with tax return preparation. There were no tax fees paid for tax advice and planning in 2006. Tax fees for tax advice and tax planning in the amount of $4,630 were paid in 2005.

All Other Fees

There were no fees paid in 2006 or 2005 for products and services provided by KPMG other than the services referred to above.

CSS SECURITY OWNERSHIP

The following table shows all persons who we know to beneficially own at least five percent of our common stock as of June 5, 2006, unless otherwise noted. The table also shows, as of that date, all beneficial ownership of our common stock by each of our current directors, each of the executive officers listed in the Summary Compensation Table under “Executive Compensation” below and all directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)

Dimensional Fund Advisors Inc.	816,838	(3)	7.79%
Royce & Associates, LLC	998,309	(4)	9.52%
T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc.	1,457,600	(5)	13.89%
Ellen B. Kurtzman	2,108,464	(6)	20.10%
Scott A. Beaumont	0		*
James H. Bromley	234,238	(7)	2.23%
David J. M. Erskine	224,791	(8)	2.14%
Jack Farber	272,044	(9)	2.59%
Leonard E. Grossman	128,345	(10)	1.22%
James E. Ksansnak	61,834	(11)	*
Frank Macero, Jr.	16,850	(12)	*
Rebecca C. Matthias	5,500	(13)	*
Christopher J. Munyan	56,428	(14)	*
Clifford E. Pietrafitta	149,627	(15)	1.43%
All directors and executive officers of CSS as a group (fourteen (14) persons, including the individuals named above)	1,241,586	(16)	11.83%

*	Ownership is less than 1 percent of the class.

(1)	“Beneficial ownership” is determined in accordance with Securities and Exchange Commission (“SEC”) regulations. Therefore, the table lists all shares as to which a person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable at June 5, 2006 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage beneficial ownership of any other person. Unless otherwise indicated, each person has the sole power to vote and to direct disposition of the shares listed as beneficially owned by such person.

(2)	This percentage is calculated based upon a total of 10,491,079 shares of CSS common stock outstanding at June 5, 2006.

(3)	This information is as of March 31, 2006 and is derived from Form 13F filed with the SEC on May 10, 2006. Dimensional Fund Advisors Inc. (“Dimensional”) is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional has disclosed in a Schedule 13G filed with the SEC on February 6, 2006 that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares shown in the table. Dimensional expressly disclaims that it is the beneficial owner of such shares.

(4)	This information is as of March 31, 2006 and is derived from Form 13F filed with the SEC on May 9, 2006. Royce & Associates, LLC (“Royce”) is located at 1414 Avenue of the Americas, New York, NY 10019. Royce disclosed in a Schedule 13G filed with the SEC on January 11, 2006 that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(5)	This information is as of March 31, 2006 and is derived from Form 13F filed with the SEC on May 15, 2006 by T. Rowe Price Associates, Inc. (“Price Associates”) and supplemental information provided by Price Associates. Price Associates and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Fund”) are located at 100 E. Pratt Street, Baltimore, MD 21202. Price Associates has advised us that these shares are owned by various individual and institutional investors, including Price Fund, which Price Associates serves as investment adviser with power to direct investments and/or power to vote the shares. Price Associates has further advised us that it has sole voting power over 486,600 of the shares listed in the table, Price Fund has sole voting power over 935,700 of such shares and individual clients or their designated representatives have sole voting power over the remaining 35,300 shares. Price Associates expressly disclaims that it is, in fact, the beneficial owner of the shares shown in the table.

(6)	Ms. Kurtzman, Mr. Farber’s daughter, has a business address at 1105 North Market Street, Wilmington, DE 19801. She owns 83,667 shares directly. In addition, the shares shown in the table include the following: 95,281 shares held by the Farber Family Charitable Lead Annuity Trust, for which Ms. Kurtzman is the sole trustee; 565,151 shares held by a trust for the benefit of Jack Farber, for which Ms. Kurtzman is the sole trustee; 351,042 shares held by a trust for the benefit of Vivian Farber, her mother, for which Ms. Kurtzman is the sole trustee; 83,475 shares held by trusts for the benefit of two of Ms. Kurtzman’s children, for which Ms. Kurtzman serves as co-trustee with her mother; 89,714 shares held by two trusts, one for the benefit of Ms. Kurtzman’s son and the other for the benefit of Ms. Kurtzman’s nephew, for which Ms. Kurtzman serves as co-trustee with her brother; 90,134 shares held by the Farber Family Foundation, Inc., a charitable foundation, the members, officers and directors of which are Ms. Kurtzman, her mother, her father and her brother; and 750,000 shares held by Delv, L.P. (the “Partnership”). Ms. Kurtzman has sole voting and investment power over the shares owned by the Farber Family Foundation, Inc., and she has sole voting and investment power over the shares owned by the Partnership in her capacity as the sole director, President, Treasurer and Secretary of Delv, Inc. (“General Partner”), the general partner of the Partnership. One-half of the outstanding common stock of the General Partner is owned by each of two trusts, for which Ms. Kurtzman serves as the sole trustee. As a matter of policy, the Farber Family Foundation, Inc. will not vote the shares of common stock that it owns. Ms. Kurtzman disclaims beneficial ownership of all shares held by the Farber Family Foundation, Inc., the Partnership and by the aforementioned trusts to the extent that she does not have a pecuniary interest in them.

(7)	The shares shown in the table include options to purchase 33,000 shares of common stock.

(8)	The shares shown in the table include options to purchase 153,615 shares of common stock and 750 shares owned by a trust for the benefit of Mr. Erskine’s stepson, for which Mr. Erskine’s wife serves as a co-trustee with another person. The shares shown in the table also include 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Erskine, Farber and Pietrafitta are the members and directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Erskine disclaims beneficial ownership of all such shares owned by his spouse, by the trust for the benefit of his stepson and by the Farber Foundation.

(9)	Mr. Farber owns 76,510 shares directly. In addition, among the shares beneficially owned by Mr. Farber are 80,383 shares of common stock owned by a trust for the benefit of Mr. Farber’s son, for which Mr. Farber serves as co-trustee with his son; 83,475 shares owned by trusts for the benefit of two of Mr. Farber’s grandchildren, for which Mr. Farber’s wife serves as co-trustee with his daughter, Ellen B. Kurtzman; and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber, Erskine and Pietrafitta are the members and directors. Not included in the number of shares beneficially owned by Mr. Farber are 90,134 shares held by the Farber Family Foundation, Inc., a charitable foundation for which the members, directors and officers are Mr. Farber, his wife, his daughter and his son. Mr. Farber’s daughter, Ellen B. Kurtzman, has sole voting and investment power over these shares. As a matter of policy, the Farber Foundation and the Farber Family Foundation, Inc. will not vote the shares of common stock that they own. Mr. Farber disclaims beneficial ownership of all shares owned directly or beneficially by the Farber Foundation, the Farber Family Foundation, Inc. and the trusts for the benefit of his family members.

(10)	The shares shown in the table include options to purchase 45,000 shares of common stock.

(11)	The shares shown in the table include 22,834 shares owned by a trust for the benefit of Mr. Ksansnak and options to purchase 39,000 shares of common stock.

(12)	This information is as of June 8, 2006. The shares shown in the table include options to purchase 9,500 shares of common stock.

(13)	The shares shown in the table include 1,000 shares owned jointly by Ms. Matthias and her spouse and options to purchase 4,500 shares of common stock.

(14)	The shares shown in the table include options to purchase 34,983 shares of common stock.

(15)	The shares shown in the table include options to purchase 91,101 shares of common stock and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Erskine, Farber and Pietrafitta are the members and directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock owned by it. Mr. Pietrafitta disclaims beneficial ownership of the shares held by the Farber Foundation.

(16)	The shares shown in the table include options to purchase a total of 522,006 shares of common stock.

ELECTION OF DIRECTORS

Our board of directors currently has eight members. One current director, David J. M. Erskine, our President and Chief Executive Officer, will retire as an officer, director and employee of CSS on June 30, 2006. As a result, we are reducing the size of our board of directors to seven members. Directors who are elected will hold office until the 2007 annual meeting of stockholders and until the election and qualification of their respective successors. The board of directors of CSS, upon the recommendation of its Nominating and Governance Committee, has nominated for election as directors the persons whose names are listed below, all of whom are presently directors of CSS. The board of directors believes all of these persons will be able to serve as directors. However, if this should not be the case, the proxies may be voted for one or more substitute nominees, to be designated by the board of directors, or the board of directors may decide to reduce the number of directors, in each instance after consideration of the recommendation of its Nominating and Governance Committee.

The board of directors recommends a vote FOR the election of all the nominees listed below.

Set forth below is information about the nominees for election to our board of directors.

Scott A. Beaumont	Mr. Beaumont, 52, has been Co-founder, Chairman and Chief Executive Officer of Sugartown Worldwide, Inc., a designer, marketer and distributor of apparel, accessories and home fashions under the Lilly Pulitzer® trademark, since 1993. He has served as one of our directors since February 2005.

James H. Bromley	Mr. Bromley, 67, as President and owner of Bromley Consulting Services, Inc., has been an independent consultant since 1996. From September 1996 to December 1997, he served as Chairman of our former Direct Mail Business Products Group and Vice Chairman of Rapidforms, Inc., formerly a subsidiary of CSS. He has served as one of our directors since 1989.

Jack Farber	Mr. Farber, 73, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

Leonard E. Grossman	Mr. Grossman, 71, has been a private investor since 1989. Mr. Grossman has served as one of our directors since 1982.

James E. Ksansnak	Mr. Ksansnak, 66, has been Chairman of the Board and a Director of Tasty Baking Company since May 2003. He served as Vice Chairman of ARAMARK Corporation from May 1997 to February 2001 and currently serves on its Board of Directors. Mr. Ksansnak has served as one of our directors since 1988.

Rebecca C. Matthias	Ms. Matthias, 53, has been President and a director of Mothers Work, Inc. since 1982. She also has served as Chief Operating Officer of Mothers Work, Inc. since January 1993. She has served as a member of the Board of Directors of Russell Corporation since October 2004. Ms. Matthias has served as one of our directors since 2003.

Christopher J. Munyan	Mr. Munyan, 41, has been our Executive Vice President and Chief Operating Officer since October 2005. He will become our President and Chief Executive Officer on July 1, 2006, following the retirement of David J. M. Erskine on June 30, 2006. From November 1999 until October 2005, Mr. Munyan served as President of Berwick Offray LLC (“Berwick Offray”), a subsidiary of CSS. From 1993 to November 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President-Finance and Administration. He has served as one of our directors since April 2006.

APPROVAL OF THE 2006 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

The Proposal

At the Meeting, a proposal to approve the adoption of the 2006 Plan will be presented. The 2006 Plan was adopted by our board of directors on May 31, 2006, subject to stockholder approval at the Meeting. If approved by our stockholders, the 2006 Plan will become effective on August 2, 2006. Our board of directors adopted the 2006 Plan to replace the 2000 Stock Option Plan for Non-Employee Directors (“2000 Plan”), which expired by its terms on December 31, 2005, and, therefore, no new grants may be issued under the 2000 Plan. As of June 5, 2006, there were outstanding grants under the 2000 Plan to purchase 114,000 shares of CSS common stock. In addition, as of such date, there were outstanding grants under the 1995 Stock Option Plan for Non-Employee Directors (the “1995 Plan”) to purchase 72,000 shares of CSS common stock. The 1995 Plan expired in December 2000 and no new grants may be issued under such Plan. The purpose of the 2006 Plan is to increase the ownership interest of the non-employee directors in CSS and to provide a further incentive to serve as a director of CSS. The material terms of the 2006 Plan are summarized below. This summary of the 2006 Plan is not intended to be a complete description of the 2006 Plan and is qualified in its entirety by the actual text of the 2006 Plan to which reference is made, which is attached to this proxy statement as Annex 1.

The board of directors unanimously recommends a vote FOR the proposal.

Description of the 2006 Plan

General.     The 2006 Plan provides that up to 200,000 shares of CSS common stock may be issued pursuant to grants of stock options. If and to the extent stock options granted under the 2006 Plan terminate, expire or are cancelled without being exercised, the shares subject to such stock options will again be available for future stock option grants under the 2006 Plan.

Administration of the 2006 Plan.     The 2006 Plan will be administered by our board of directors. As administrator, our board of directors is authorized to interpret the 2006 Plan; to establish, amend and rescind any rules relating to the 2006 Plan; and to make all other determinations necessary or advisable for the administration of the 2006 Plan. In general, our board of directors does not have discretion regarding the eligibility of directors to receive stock options, the number of shares subject to such stock options, the exercisability or termination of stock options, the purchase price of stock options, or the frequency of stock option grants. In addition, our board of directors may not take any action that would materially increase the benefits accruing to the participants under the 2006 Plan.

Eligibility for Participation.     Directors of CSS who are not employees of CSS or any subsidiary or affiliate of CSS (“Eligible Directors”) are eligible to participate in the 2006 Plan. There are currently five directors eligible to participate under the 2006 Plan.

Grants of Stock Options.     If our stockholders approve the 2006 Plan, then on the last day on which shares of CSS common stock are traded in November 2006, and on the last day on which shares of CSS common stock are traded in each subsequent November for as long as the 2006 Plan remains in effect, each Eligible Director who is a member of our board of directors on such date will receive a stock option to purchase 4,000 shares of CSS common stock. No stock options will be granted under the 2006 Plan after November 2010.

The exercise price per share of a stock option granted under the 2006 Plan will be equal to the fair market value of CSS common stock on the date the stock option is granted. The exercise price may be paid (i) in cash or check, (ii) by delivering shares of CSS common stock already owned by the Eligible Director, or attestation to ownership of such shares, and having a fair market value equal to the exercise price (unless our board of directors determines that such payment would not be in our best interest), (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, to the extent permitted by applicable law, or (iv) by any combination of (i), (ii) and (iii) above.

Each stock option will have a term of five years from the date the stock option is granted and will become exercisable as to 25 percent of the underlying shares on each of the first four anniversaries of the date of grant. These installments are cumulative and exercisable during the remainder of the term of the stock option, unless earlier terminated pursuant to the terms of the 2006 Plan. If an Eligible Director terminates service on our board of directors, other than because of death or because such Eligible Director commences employment with us, the Eligible Director will have until three months from the date of the Eligible Director’s termination of service (but not later than the expiration of the term of the stock option, if earlier) to exercise the portion of the stock option that is exercisable as of the date of his or her termination of service from our board of directors. If an Eligible Director dies while serving on our board of directors, the Eligible Director’s outstanding stock options will become fully exercisable and the Eligible Director’s legal representative will have six months from the date of the Eligible Director’s death (but not later than the expiration of the term of the stock option, if earlier) to exercise the Eligible Director’s stock options.

In the event of any reclassification, recapitalization, stock split or other changes in the corporate structure of CSS, which in the board of directors’ judgment materially affects the value of shares of CSS common stock, our board of directors will determine the appropriate adjustments, if any, to the number and kind of shares issuable under the 2006 Plan or covered by the outstanding stock options and in the exercise price of the then-outstanding stock options.

Amendment, Suspension and Termination of the 2006 Plan.     Our board of directors may amend, suspend or terminate the 2006 Plan at any time; provided, however, that no such action may adversely affect the rights of Eligible Directors with respect to outstanding stock options, and amendments may not be made more than once every six months with regard to: (i) the requirements for eligibility to participate in the 2006 Plan, and (ii) the terms of the grants under the 2006 Plan. Stockholder approval will be sought for any amendments as to which such approval is necessary or desirable in order to comply with the applicable federal securities laws or the applicable rules of the New York Stock Exchange or any other self-regulatory organization. The 2006 Plan will terminate on December 31, 2010 unless terminated earlier by our board of directors (although stock options granted under the 2006 Plan prior to its termination will remain outstanding until exercised or the end of the term of such stock options).

Change of Control.     In the event of a “change of control,” all outstanding stock options under the 2006 Plan will become exercisable in full, effective immediately prior to such change of control. In addition, upon occurrence of a change of control where CSS is not the surviving corporation (or survives only as a subsidiary of another corporation), unless our board of directors determines otherwise, all outstanding stock options that are not exercised shall be assumed by or replaced with comparable stock options by the surviving corporation (or a parent or subsidiary of the surviving corporation). Furthermore, upon occurrence of a change of control, our board of directors may (a) require each Eligible Director to surrender his or her outstanding options in exchange for a payment by CSS, in cash or CSS common stock as determined by our board of directors, in an amount equal to the amount by which the fair market value of the CSS common stock subject to the Eligible Director’s unexercised stock options exceeds the exercise price of the stock option, or (b) after giving the Eligible Directors an opportunity to exercise their outstanding stock options, terminate any and all unexercised stock options at such time as our board of directors deems appropriate. The composition of our board of directors making the determinations described above following a change of control must be the same members as those on our board of directors immediately prior to the change of control.

The 2006 Plan defines a “change of control” as being any one of the following: (i) the disposition of all or substantially all of the assets of CSS, (ii) the dissolution of CSS, (iii) the consummation of a merger or consolidation of CSS with or into another entity or the merger or consolidation of any other entity into CSS, in each case where CSS is not the surviving entity, (iv) the consummation of a tender offer or exchange offer to purchase all or substantially all of the shares of CSS common stock, or (v) a change in the composition of our board of directors such that “incumbent board members” of our board of directors cease for any reason to constitute a majority of our board of directors. The 2006 Plan defines “incumbent board members” as meaning those individuals who, on the effective date of the Plan, constitute our board of directors; provided that any individual who becomes a member of our board of directors subsequent to the effective date of the 2006 Plan whose election, or nomination for election by our stockholders, was approved by a vote of at least two-thirds of those individuals who are then incumbent board members, shall also be an incumbent member.

Federal Income Tax Consequences.     Set forth below is a general description of the federal income tax consequences relating to stock options granted under the 2006 Plan.

Stock options granted under the 2006 Plan are considered non-qualified stock options for Federal income tax purposes. Generally, the granting of a non-qualified stock option is not a taxable event. Upon the exercise of a non-qualified option, the Eligible Director will realize ordinary income in an amount equal to the excess of the fair market value of the shares purchased over their exercise price paid per share, and CSS will be entitled to a deduction in the same amount. Upon the sale of shares of CSS common stock acquired by exercise of a non-qualified stock option, an Eligible Director will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the Eligible Director’s adjusted tax basis in the shares of common stock (the exercise price plus the amount of ordinary income recognized by the Eligible Director at the time of exercise of the stock option).

As noted above, subject to stockholder approval of the 2006 Plan, each Eligible Director will receive an automatic grant of a stock option to purchase 4,000 shares of CSS common stock on the last day of November that CSS common stock is traded in each year from 2006 through 2010. The following table provides information relating to grants that will be made to Eligible Directors on the last day of November 2006 that CSS common stock is traded. For purposes of this table, it is assumed that the five directors currently eligible to participate under the 2006 Plan will be elected at the Meeting and will continue to be eligible to participate under the 2006 Plan on the last day of November 2006 that CSS common stock is traded.

NEW PLAN BENEFITS

CSS Industries, Inc. 2006 Stock Option Plan for Non-Employee Directors

Name and Position	Number of Shares Subject to Stock Options

Non-Employee Director Group	20,000

The last sales price of CSS common stock on June 8, 2006 was $27.47 per share.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the CSS board of directors (the “Board”), the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of the CSS website. Also available on the Investors page are other corporate governance documents, including our Code of Ethics and Internal Disclosure Procedures for our employees, Code of Business Conduct and Ethics for our Directors,

the Charter of the Audit Committee, the Charter of the Nominating and Governance Committee and the Charter of the Human Resources Committee. You may access these documents on our website at www.cssindustries.com/investors. This and each of the other references in this Proxy Statement to our website are intended to be inactive textual references only. Each of the documents mentioned in this paragraph is also available in print to any stockholder who requests it.

Board Independence

The Board has affirmatively determined that each of Scott A. Beaumont, James H. Bromley, Leonard E. Grossman, James E. Ksansnak and Rebecca C. Matthias has no material relationship with CSS (either directly or as a partner, stockholder or officer of an organization that has a relationship with CSS) and is an independent director within the meaning of the New York Stock Exchange (“NYSE”) rules.

The Board has further determined that each of the members of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee is independent within the meaning of the NYSE rules.

To assist the Board in making determinations of independence, the Board has adopted the following categorical standards:

(i)	A director will not be independent if: (1)(A) the director is a current partner or employee of CSS’ internal or external auditor, or (B) an immediate family member of the director is either (x) a current partner of such a firm or (y) a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (C) within the preceding three years the director or an immediate family member of the director was a partner or employee of CSS’ present or former external auditor and personally worked on CSS’ audit within that time; or (2) currently, or within the preceding three years: (A) the director is or was employed by CSS; (B) an immediate family member of the director is or was employed by CSS as an executive officer; (C) the director, or an immediate family member of the director is or was employed as an executive officer of another entity, as to which any of CSS’ executive officers at the same time served on the compensation committee of such other entity; (D) the director, or an immediate family member of the director received, during any twelve month period, more than $100,000 in direct compensation from CSS, other than director related fees; or (E) the director is or was an executive officer or otherwise employed by an entity, or an immediate family member of the director, is or was employed by an entity that made payments to, or received payments from CSS for property or services in an amount which in any of CSS’ fiscal years exceeded the greater of $1 million, or 2% of the other entity’s gross revenues.

(ii)	Service by a CSS director as an executive officer of a charitable organization as to which the charitable contributions made by CSS and the Farber Foundation to such charitable organization are less than the greater of two percent of that organization’s total annual charitable receipts or $1 million per annum, shall not be considered a material relationship that would impair a director’s independence.

All independent directors satisfied these categorical standards.

Executive Sessions of Non-Management Directors

James H. Bromley, Chairman of the Nominating and Governance Committee, has been chosen to preside at the regularly scheduled executive sessions of our non-management directors, each of whom is an independent director. Each session has been scheduled to be held immediately following each regularly scheduled meeting of the Board. Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Mr. Bromley c/o CSS Industries, Inc. at 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. Mr. Bromley will forward these communications to specified individual directors, or, if applicable, to all the members of the Board as he deems appropriate.

The Board and Board Committees

The Board held ten (10) meetings during our past fiscal year. The Board does not have a formal policy concerning attendance at its Annual Meeting of Stockholders but encourages all directors to attend. All of the Board members attended the 2005 Annual Meeting of Stockholders, except Mr. Beaumont.

CSS has an Executive Committee, an Audit Committee, a Human Resources Committee, and a Nominating and Governance Committee, as well as two committees that respectively administer the 1995 Plan and the 2000 Plan. The Human Resources Committee performs the functions typically performed by a compensation committee. The following table shows the current committee membership and the number of meetings that each committee held during the fiscal year ended March 31, 2006. The notes to the table identify the committee membership changes that occurred either during, or following completion of, the 2006 fiscal year.

	Executive Committee[1]		Audit Committee		Human Resources Committee[2]		Nominating & Governance Committee[3]		1995 Plan and 2000 Plan Committees[4]

Scott A. Beaumont							X
James H. Bromley	X		X		X		X	*
David J. M. Erskine[5]									X
Jack Farber	X	*							X
Leonard E. Grossman	X		X	*
James E. Ksansnak			X		X	*
Rebecca C. Matthias					X		X
Christopher J. Munyan[6]									X

Number of Meetings in 2006 Fiscal Year	0		7		3		1		0

“*”	denotes Committee Chairman.

1	Mr. Grossman became a member of the Executive Committee on August 2, 2005, succeeding Michael L. Sanyour, who retired as a director on that date.

2	Mr. Sanyour served as a member of the Human Resources Committee until his retirement as a director on August 2, 2005, at which time the Human Resources Committee was reduced in size from four members to three.

3	Mr. Beaumont became a member of the Nominating and Governance Committee on August 2, 2005, succeeding Mr. Sanyour, who retired as a director on that date.

4	Stephen V. Dubin served as a member of the 1995 Plan and 2000 Plan Committees until his retirement on August 2, 2005. Mr. Munyan became a member of these Committees upon his election as a director on April 19, 2006.

5	Mr. Erskine will retire as a director, officer and employee of CSS on June 30, 2006.

6	Mr. Munyan became a director on April 19, 2006. On that date the size of the Board was increased from seven directors to eight.

Executive Committee

The Executive Committee may exercise all the authority of the Board in our business and affairs, to the extent permitted by law, at a time when action of the entire Board is not feasible.

Audit Committee

The Audit Committee oversees the integrity of CSS’ financial statements, has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors, subject to the pre-approval policy described below. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in CSS’ filings with the Securities and Exchange Commission; oversees CSS’ compliance with legal and regulatory requirements; oversees the organizational structure of, and the activities and qualifications of the persons performing, CSS’ internal audit function; and meets separately with the independent auditors and CSS’ own internal auditors as often as deemed necessary or appropriate by the Audit Committee. The Audit Committee also oversees CSS’ internal controls and periodically discusses with management CSS’ major risk exposures and steps that management has taken to monitor and control such exposures.

You may contact CSS’ Audit Committee to report complaints about CSS’ accounting, internal accounting controls or auditing matters by writing to the following address: Audit Committee, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. You can report your concerns to the Audit Committee anonymously or confidentially.

The Board has determined that Messrs. Bromley, Grossman and Ksansnak each meet the criteria of an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations.

The annual audit services engagement terms are subject to specific pre-approval of the Audit Committee. The Audit Committee has adopted a pre-approval policy relating to non-audit services that may be performed by our independent auditors. The services can be pre-approved by the Audit Committee or by any member or members of the Audit Committee, provided that no member has authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $50,000 for such service and no two members have authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $100,000 for such service. Any approvals by a member are reported to the Audit Committee, for informational purposes, at its next regular meeting following such approval.

In addition, the Audit Committee may pre-approve, on an annual basis, non-audit services that are described in sufficient detail so that the Audit Committee knows precisely what services it is being asked to pre-approve and can make a well-reasoned assessment of the impact of those services on CSS’ outside auditor’s independence.

The Audit Committee’s Charter may be reviewed on the CSS website at www.cssindustries.com/investors and is available in print to any stockholder who requests it.

Human Resources Committee

The Human Resources Committee oversees the development and implementation of CSS’ compensation and benefit policies, plans and programs. In addition, the Human Resources Committee annually evaluates the compensation of the Chief Executive Officer and the other executive officers of CSS and all employees of CSS and its subsidiaries with an annual base salary exceeding a threshold level determined by the Committee (presently $175,000); determines the amounts and individual elements of compensation for the Chief Executive Officer and (after evaluation in conjunction with the Chief Executive Officer) the other executive officers of CSS and all employees of CSS and its subsidiaries with an annual base salary over the aforementioned threshold level; evaluates the terms and administration of CSS’ annual and long term incentive compensation plans; evaluates and makes recommendations to the Board with respect to the terms and administration of CSS’ equity-based plans; approves revisions to CSS’ executive salary range structure and salary increase guidelines; periodically evaluates CSS’ employee benefit programs; makes grants and has general administration authority under the 2004 Equity Compensation Plan (the “2004 Plan”); and has general administration authority over stock options previously granted under the 1994 Equity Compensation Plan (“1994 Plan”).

The Charter of the Human Resources Committee may be reviewed on the CSS website at www.cssindustries.com/investors and is available in print to any stockholder who requests it.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Nominating and Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and management.

The Charter for the Nominating and Governance Committee may be reviewed on the CSS website at www.cssindustries.com/investors and is available in print to any stockholder who requests it.

Consideration of Director Candidates

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest personal and professional ethics, integrity and values and relevant experience. They are also expected to be committed to the long-term interests of CSS’ stockholders, and to have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. In this regard, our Corporate Governance Principles provide that directors should not serve on more than three other public company boards (two other public company boards if the director serves as chief executive officer of another entity, or in an equivalent position). The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee shall consider attributes set forth above, and such other factors as it deems appropriate, which may include judgment, skill, experience with businesses and other organizations comparable to CSS, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and its committees. Pursuant to CSS’ By-Laws, a director is not eligible to stand for re-election or otherwise continue service as a director past the date of the annual meeting of stockholders of CSS occurring in the calendar year in which such director reaches or has reached his or her seventy-fifth birthday.

Stockholders can recommend candidates for nomination by writing to Mr. Bromley, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. In order to enable consideration of the candidate in connection with our 2007 Annual Meeting of Stockholders, a stockholder must submit the following information by 120 days before the one-year anniversary of the date of mailing of CSS’ proxy materials for the Meeting: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of CSS common stock that the recommending stockholder owns and the length of time the shares have been owned. In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above. The Nominating and Governance Committee may seek additional information regarding the candidate. The manner in which the Nominating and Governance Committee evaluates the potential directors will be the same for candidates recommended by stockholders as for candidates recommended by others. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Governance Committee. Christopher J. Munyan was recommended as a nominee to stand for election as a director by the Chairman of the Board of CSS.

1995 Plan and 2000 Plan Committees

The members of the Stock Option Committee under both the 1995 Plan and the 2000 Plan are determined pursuant to provisions of these plans specifying that such plans shall be administered by a Committee of the Board of Directors consisting of directors who are not eligible to participate in the plans. The committees administer the 1995 Plan and the 2000 Plan, respectively. Although both of these plans have expired and no new grants may be issued under these Plans, stock options previously issued under these plans are currently outstanding. Both the 1995 Plan and the 2000 Plan provided for automatic, formula-based stock option grants to non-employee directors, which grants are not subject to adjustment by the members of the aforementioned Stock Option Committees. Grants under the 1995 Plan were made from 1996 until 2000. Grants under the 2000 Plan were made from 2001 until 2005.

Code of Ethics and Internal Disclosure Procedures (Employees) and Code of Business Conduct and Ethics (Board)

CSS has a Code of Ethics and Internal Disclosure Procedures applicable to all employees, including officers, which contain specific provisions relating to the chief executive officer and senior financial employees of CSS. This document is available on the CSS website at www.cssindustries.com/investors and is available in print to any stockholder who requests it. Among other things, the Code of Ethics and Internal Disclosure Procedures are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in reports and documents required to be filed by CSS with the Securities and Exchange Commission and in other public communications made by CSS; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Ethics and Internal Disclosure Procedures provide for the prompt internal reporting of violations and contain provisions regarding accountability for adherence to its provisions. The Board also has adopted a Code of Business Conduct and Ethics applicable to the Board. This document is available on the Investors page of the CSS website at www.cssindustries.com/investors and is available in print to any stockholder who requests it. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Code of Ethics and Internal Disclosure Procedures and our Code of Business Conduct and Ethics by making disclosures concerning such matters available on the Investors page of our website.

Compensation of Directors

Currently, each of our directors who is not a full time employee of CSS or its subsidiaries receives an annual fee of $22,000, as well as $1,000 for attendance at each meeting of the Board and its committees and for each consultation with management or another member of the Board or with an advisor or consultant thereof to the extent that such consultation pertains to the activities of the Board or any committee thereof of which such director is a member, except that the attendance fee for any such meetings or consultations held telephonically and of not more than one hour in duration is $500.00. In addition, each chairperson of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee receives an additional annual fee of $5,000. Furthermore, each such director was eligible to participate in the 2000 Plan. The 2000 Plan provided for the automatic grant, on the last day on which CSS common stock was traded in each November from 2001 through 2005, to each non-employee director of nonqualified stock options to purchase 6,000 shares of CSS common stock at an exercise price per share equal to the fair market value of CSS common stock on the date the stock options were granted. Accordingly, each non-employee director received an automatic grant of stock options to purchase 6,000 shares of CSS common stock on November 30, 2005 at an exercise price of $33.36 per share. Each option previously granted under the 2000 Plan expires ten years after the date the option was granted. Twenty-five percent (25%) of the shares underlying each such stock option grant become exercisable on each of the first four anniversaries of the date of grant. These installments are cumulative and exercisable during the remainder of the term of the option.

The Board has approved the following as the basis upon which compensation will be paid to non-employee directors, commencing on August 2, 2006: (i) the annual fee paid to each non-employee director will increase to $25,000; (ii) the annual fee paid to the Audit Committee Chairman will increase to $10,000; (iii) the annual fee paid to the Chairmen of the Human Resources Committee and the Nominating and Governance Committee, respectively, will remain unchanged at $5,000; and (iv) the attendance fees described above will remain unchanged. Additionally, subject to stockholder approval of the 2006 Plan at the Meeting, each non-employee director will receive a stock option grant on the last day on which CSS common stock is traded in each November from 2006 to 2010 to purchase 4,000 shares of CSS common stock at an exercise price per share equal to the fair market value of CSS common stock on the date of grant. These stock options will become exercisable as to 25 percent of the underlying shares on each of the first four annual anniversaries of the date of grant, and expire five years following the grant date, unless they expire sooner pursuant to the terms of the 2006 Plan.

DISCLOSURE WITH RESPECT TO CSS’ EQUITY COMPENSATION PLANS

The following table shows information as of March 31, 2006 about the 1994 Plan, 1995 Plan, 2000 Plan and 2004 Plan, which are CSS’ only equity compensation plans under which stock options are currently outstanding. Each of these plans was previously approved by the stockholders of CSS.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	1,737,606	$24.35	1,880,667
Equity compensation plans not approved by security holders	—	—	—

Total	1,737,606	$24.35	1,880,667

OUR EXECUTIVE OFFICERS

Our executive officers are elected or designated annually by the Board to serve until their successors are elected and qualified or until their earlier resignation or removal. Our current executive officers are listed below1:

David J. M. Erskine	Mr. Erskine, 59, has been our President and Chief Executive Officer since June 1999, and he has served as one of our directors since July 1999. From August 1996 to May 1999, he served as President, and from February 1997 to May 1999 he also served as Chief Executive Officer, of Scott Paper Limited, a manufacturer and distributor of tissue products, located in Ontario, Canada. Mr. Erskine will retire as a director, officer and employee of CSS effective June 30, 2006.

Jack Farber	Mr. Farber, 73, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

William G. Kiesling	Mr. Kiesling, 43, has been our Vice President and General Counsel since August 2005. From February 1995 to July 2005, Mr. Kiesling served in various legal capacities with ARAMARK Corporation, most recently as a Vice President and Associate General Counsel.

Frank Macero, Jr.	Mr. Macero, 66, has been President of our Paper Magic Group, Inc. (“Paper Magic”) subsidiary since January 2004. From November 1999 to January 2004, Mr. Macero served as President of the then Winter Division of Paper Magic. Prior to November 1999, Mr. Macero served Paper Magic in various capacities, including Vice President-Winter Division. Mr. Macero will retire on June 30, 2006.

1	Pursuant to determinations made by the Board in December 2005, the holders of the following CSS officer positions are no longer deemed to be CSS executive officers: Secretary, Treasurer, Vice President – Licensing, and Vice President – Chief Information Officer.

Charles J. McGonigle	Mr. McGonigle, 47, has been President of our Cleo Inc (“Cleo”) subsidiary since February 2005. From May 2004 until February 2005, he served as Executive Vice President and Chief Operating Officer of Cleo. From August 2002 until August 2003, he served as Chief Operating Officer of Imperial Home Décor Group, a manufacturer and distributor of wall covering products and pool lining products. From March 1999 to June 2002, he served as President of Lesco Inc. (“Lesco”), a manufacturer, distributor and retailer of lawn and garden products. From March 1998 until March 1999, he served as Vice President – Operations of Lesco.

Christopher J. Munyan	Mr. Munyan, 41, has been our Executive Vice President and Chief Operating Officer since October 2005. He will become our President and Chief Executive Officer on July 1, 2006, following the retirement of David J. M. Erskine on June 30, 2006. From November 1999 until October 2005, Mr. Munyan served as President of our Berwick Offray subsidiary. From 1993 to November 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President-Finance and Administration. He has served as one of our directors since April 2006.

John J. Nucero	Mr. Nucero, 47, has been our Vice President-Internal Audit since August 2002. From January 2000 to August 2002, Mr. Nucero served as our Vice President-Business Development. Prior to January 2000, he served Paper Magic in various capacities, including Senior Vice President-Finance.

Clifford E. Pietrafitta	Mr. Pietrafitta, 44, has been our Vice President-Finance since November 1995 and has been our Chief Financial Officer since January 1999. From 1991 to January 1999, he was our Treasurer.

Scott M. Shea	Mr. Shea, 47, has been President of our Berwick Offray subsidiary since October 2005. From January 2001 until October 2005, he served as Senior Vice President-Manufacturing and Distribution of Berwick Offray. From May 1994 to January 2001, he served Berwick Offray in various capacities, including Vice President-Manufacturing and Distribution.

EXECUTIVE COMPENSATION

The following table shows information about the compensation of our Chief Executive Officer and the four other most highly compensated executive officers for services performed for the fiscal year ended March 31, 2006. This table also shows information about the compensation of these executive officers for the fiscal years ended March 31, 2005 and March 31, 2004.

SUMMARY COMPENSATION TABLE

				Long Term Compensation

		Annual Compensation		Awards

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($)

David J. M. Erskine	2006	468,000	0	19,800	32,808	(1)
President and Chief	2005	455,000	256,514	19,400	56,668
Executive Officer	2004	442,000	697,717	19,351	48,408
Jack Farber	2006	400,000	0	0	26,265	(2)
Chairman of the Board and	2005	400,000	212,743	0	50,034
Former President and	2004	429,250	631,589	0	45,091
Chief Executive Officer of CSS
Frank Macero, Jr.	2006	260,000	165,979	0	28,227	(3)
President of Paper Magic	2005	236,700	220,346	9,500	23,764	(4)
Group, Inc.	2004	205,030	203,310	9,300	20,008	(5)
Christopher J. Munyan	2006	301,058	75,740	26,500	23,864	(6)
Executive Vice President	2005	265,000	122,284	11,100	27,822	(7)
and Chief Operating Officer	2004	252,500	175,668	10,500	24,638	(8)
Clifford E. Pietrafitta	2006	231,000	0	9,600	11,577	(9)
Vice President — Finance	2005	220,000	139,240	9,100	22,109
and Chief Financial Officer	2004	207,000	356,737	8,700	21,455

(1)	Includes $2,132 contributed by CSS under the 401(k) Profit Sharing Plan of Cleo Inc (“Cleo 401(k) Plan”) and $30,676 contributed by CSS under a non-qualified supplemental executive retirement plan (“SERP”).

(2)	Includes $2,100 contributed by CSS under the Cleo 401(k) Plan and $24,165 contributed by CSS under a SERP.

(3)	Includes $12,554 contributed by Paper Magic under the Paper Magic Group, Inc. 401(k) Profit Sharing Plan (“Paper Magic 401(k) Plan”) and $15,673 contributed by Paper Magic under a SERP.

(4)	Includes $11,990 contributed by Paper Magic under the Paper Magic 401(k) Plan and $11,774 contributed by Paper Magic under a SERP.

(5)	Includes $11,790 contributed by Paper Magic under the Paper Magic 401(k) Plan and $8,218 contributed by Paper Magic under a SERP.

(6)	Includes $12,158 contributed by Berwick Offray under the 401(k) Retirement Plan of Berwick Industries LLC (“Berwick 401(k) Plan”) and $11,706 contributed by Berwick Offray under a SERP.

(7)	Includes $11,595 contributed by Berwick Offray under the Berwick 401(k) Plan and $16,227 contributed by Berwick Offray under a SERP.

(8)	Includes $11,470 contributed by Berwick Offray under the Berwick 401(k) Plan and $13,168 contributed by Berwick Offray under a SERP.

(9)	Includes $2,128 contributed by CSS under the Cleo 401(k) Plan and $9,449 contributed by CSS under a SERP.

Stock Option Grants in Fiscal 2006

The following table provides information regarding options granted in the 2006 fiscal year to the executive officers named in the Summary Compensation Table.

	Number of Securities Underlying	Percent of Total Options Granted	Exercise		Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Stock Option Term(3)
Name	Options Granted(1)	To Employees in Fiscal Year	Price ($/Share)(2)	Expiration Date	5% ($)	10% ($)

David J. M. Erskine	19,800	5.5	33.20	4/21/2010	413,410	1,047,663
Jack Farber	—	—	—	—	—	—
Frank Macero, Jr.	—	—	—	—	—	—
Christopher J. Munyan	11,500	3.2	33.20	4/21/2010	240,112	608,491
	15,000	4.1	35.98	10/25/2010	339,414	860,143
Clifford E. Pietrafitta	9,600	2.7	33.20	4/21/2010	200,441	507,958

(1)	These stock options were granted under the 2004 Plan. The stock options vest as to one quarter of the underlying shares on each of the first four anniversaries of the date of grant.

(2)	The exercise price is equal to the last sale price of a share of CSS common stock as reported on the NYSE on the trading day preceding the date of grant.

(3)	Amounts represent hypothetical gains that could be achieved for the respective stock options if exercised at the end of the stock option’s term. These gains are based on assumed rates of stock price appreciation of five percent and ten percent compounded annually from the date the respective stock options were granted to their expiration date based upon the exercise price. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of stock option exercises or sales of appreciated stock.

On April 19, 2006, stock options were granted under the 2004 Plan to the executive officers named in the Summary Compensation Table other than Messrs. Erskine, Farber and Macero. The number of shares of CSS common stock underlying grants made to these officers is as follows: Mr. Munyan, 10,000 and Mr. Pietrafitta, 10,800. The exercise price of the stock options was $30.73, which was the closing price per share for CSS common stock reported on the NYSE on the last trading date preceding the grants. On May 12, 2006, options to purchase 100,000 shares of CSS common stock at an exercise price of $27.60 per share (the closing price per share for CSS common stock on the NYSE on the last trading date preceding the date of grant) were issued to Mr. Munyan pursuant to the 2004 Plan.

Fiscal Year End Stock Option Exercises and Stock Option Values

The table below shows information regarding stock options exercised by the executive officers named in the Summary Compensation Table during the fiscal year ended March 31, 2006 and the value at March 31, 2006 of unexercised options held by the executive officers named in the Summary Compensation Table.

	Shares		Number of Securities Underlying Unexercised Stock Options at March 31, 2006		Value of Unexercised In-the-Money Stock Options at March 31, 2006 ($)(1)
	Acquired on	Value
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David J. M. Erskine	57,000	889,187	149,977	44,026	2,393,505	84,665
Jack Farber	—	—	—	—	—	—
Frank Macero, Jr.	—	—	52,813	11,776	796,135	40,696
Christopher J. Munyan	16,750	277,905	52,154	40,075	748,981	45,938
Clifford E. Pietrafitta	16,875	331,594	84,251	20,775	1,319,114	38,063

(1)	Based on $32.74 per share, which was the last sales price of CSS common stock reported on the NYSE on March 31, 2006.

Supplemental Executive Retirement Benefits and Other Deferred Compensation Arrangements

Under our qualified retirement plans, any profit sharing contributions will be based on a designated percentage of each participant’s annual compensation for the relevant plan year. However, our profit sharing contributions under our qualified plans for some participants are circumscribed as a result of limitations on the amount of annual compensation ($220,000 in 2006 and $210,000 in 2005) that may be taken into account under the Internal Revenue Code of 1986, as amended, for purposes of qualified plans. As a result, CSS and its subsidiaries have established supplemental executive retirement plans (“SERPs”) to provide additional retirement benefits to eligible employees with respect to compensation in excess of this annual compensation limit.

Under the aforementioned SERPs, if we make a profit sharing contribution to our qualified plans for a plan year, all eligible employees in the United States are entitled to have an amount credited for their benefit on our books equal to the product of (x) the percentage then used in deriving the dollar amount approved by the relevant participating company’s board as such company’s profit sharing plan contribution for such calendar year and (y) the difference between the employee’s total cash compensation for such calendar year and the dollar amount of the compensation limitation. In addition, under the CSS SERP, irrespective of whether a profit sharing plan contribution is made to the qualifed plan with respect to a calendar year, the Human Resources Committee may approve a discretionary amount that will be credited on our books based on a designated percentage of each eligible employee’s compensation in excess of the applicable limitation. Participant balances are adjusted by the investment performance of various investment benchmarks as selected by the participant. All amounts payable to any employee for whose benefit amounts have been credited represent an unsecured debt of CSS or the applicable subsidiary of CSS.

Employment Agreements and Severance Agreements

In connection with the appointment of Mr. Munyan as Executive Vice President and Chief Operating Officer, CSS and Mr. Munyan entered into an employment agreement on October 25, 2005. This agreement provides for (i) a base salary of $325,000 per annum, with consideration for an increase in such base salary in connection with an annual performance review; (ii) a $25,000 per annum increase in base salary upon expansion of Mr. Munyan’s job responsibilities to include management responsibility for Cleo Inc and its subsidiaries (which expansion of responsibilities occurred in February 2006); (iii) a stock option to acquire 15,000 shares of CSS common stock, subject to the provisions of CSS’ 2004 Equity Compensation Plan; (iv) participation in CSS’ annual incentive compensation program with a target bonus opportunity of 80% of Mr. Munyan’s then-current base salary for the fiscal year ending March 31, 2006 and 100% of Mr. Munyan’s then-current base salary for the fiscal year ending March 31, 2007; and (v) reimbursement of expenses incurred by Mr. Munyan in relocating his principal residence to the Philadelphia, Pennsylvania area, in accordance with CSS Policy. This agreement also provides that CSS will pay a severance benefit to Mr. Munyan if CSS terminates his employment other than for cause at any time prior to October 25, 2007, subject to the execution of a release of claims by Mr. Munyan and his compliance with other conditions set forth in the agreement. If applicable, the severance benefit would be equal to the greater of (a) one year of Mr. Munyan’s then-current annual base salary or (b) an amount equal to Mr. Munyan’s then-current annual base salary for the period from the effective date of such termination to

October 25, 2007. If applicable, the severance benefits would be payable in installments and would be reduced by any requisite tax withholdings and other applicable payroll deductions. This agreement also contains post-termination non-competition and non-solicitation obligations on the part of Mr. Munyan and in favor of CSS.

Effective July 1, 2006, Mr. Munyan will become President and Chief Executive Officer of CSS, the foregoing employment agreement will become null and void, and a new employment agreement entered into by CSS and Mr. Munyan on May 12, 2006 will become effective. The new agreement provides for (i) a base salary of $450,000 per annum, with consideration for an increase in such base salary in connection with an annual performance review; (ii) a stock option to acquire 100,000 shares of CSS common stock, subject to the provisions of CSS’ 2004 Equity Compensation Plan; (iii) participation in CSS’ annual incentive compensation program with a target bonus opportunity of 100% of Mr. Munyan’s base salary for the fiscal year ending March 31, 2007; and (iv) reimbursement of expenses incurred by Mr. Munyan in relocating his principal residence to the Philadelphia, Pennsylvania area, in accordance with CSS Policy. This agreement also provides that CSS will pay a severance benefit to Mr. Munyan if CSS terminates his employment other than for cause at any time prior to July 1, 2009, subject to the execution of a release of claims by Mr. Munyan and his compliance with other conditions set forth in the letter agreement. If applicable, the severance benefit would be equal to the greater of (a) one year of Mr. Munyan’s then-current annual base salary or (b) an amount equal to Mr. Munyan’s then-current annual base salary for the period from the effective date of such termination to July 1, 2009. If applicable, the severance benefits would be payable in installments and would be reduced by any requisite tax withholdings and other applicable payroll deductions. Furthermore, this agreement provides that the severance payments will be reduced by any earnings and other compensation received by Mr. Munyan or accrued for his benefit for services rendered by him during the period commencing on the day following the one-year anniversary of his termination. This agreement also contains post-termination non-competition and non-solicitation obligations on the part of Mr. Munyan and in favor of CSS.

On April 3, 2006, CSS entered into a Separation Agreement with Mr. Erskine in connection with the announcement of his retirement as an executive officer, employee and director of CSS effective June 30, 2006 (the “Separation Date”). This agreement provides that CSS will make severance payments to Mr. Erskine in the aggregate amount of $468,000, and that CSS-paid medical insurance benefits will be provided to Mr. Erskine for a period of six months following the Separation Date. Additionally, the agreement provides that all stock options previously granted to Mr. Erskine that are exercisable as of the Separation Date will remain exercisable following the Separation Date for the periods of time reflected in the respective plan documents pursuant to which such options were granted. Under applicable provisions of these plan documents, the aforementioned stock options will remain exercisable for periods of 90 days or 180 days, depending on the plan under which such options were granted. The agreement also provides that those stock options previously granted to Mr. Erskine which are not exercisable as of the Separation Date will terminate as of such date. The agreement includes non-competition and non-solicitation obligations that are applicable to Mr. Erskine for a period of twelve (12) months, commencing on the Separation Date. The severance payments, which together with the other CSS obligations under the agreement are conditioned upon the execution and delivery of a release of claims by Mr. Erskine following the Separation Date, are payable in installments, with 50% of the aggregate severance payments being payable in a lump sum after the expiration of the six-month period following the Separation Date (or such earlier date as is permitted under Section 409A of the Internal Revenue Code of 1986, as amended) and the remaining 50% payable in equal semi-monthly installments over a six-month period that commences upon payment of the aforementioned lump sum amount. Under the agreement, all severance payments are subject to and will be reduced by any requisite tax withholdings and other applicable payroll deductions. Furthermore, the agreement provides that the severance payments will be reduced by any earnings and other cash compensation received by Mr. Erskine or accrued for his benefit for services rendered by him during the twelve-month period that commences on the Separation Date.

Each of the aforementioned agreements with Messrs. Munyan and Erskine was approved by the Human Resources Committee.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors who are independent as determined in accordance with applicable SEC rules and NYSE rules relating to governance and operates under a written charter adopted by the Board.

Management is responsible for CSS’ internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of CSS’ consolidated financial statements in accordance with applicable auditing standards and to issue a report on them. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management has represented to the Committee that CSS’consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee has also considered the results of management’s assessment of the effectiveness of internal controls over financial reporting, performed pursuant to applicable SEC rules implementing Section 404 of the Sarbanes-Oxley Act of 2002, and it has held discussions with management and the independent accountants concerning such results. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”. CSS’ independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and the Committee discussed with the independent accountants that firm’s independence.

The Committee meets with CSS’ internal audit staff and its independent accountants, with and without management present, to discuss the results of their examinations, the evaluations of CSS’ internal controls, and the quality of CSS’ financial reporting.

Based upon the Committee’s review of the consolidated financial statements and discussions with management, internal audit staff and the independent accountants described above, the Committee recommended that the Board include the audited consolidated financial statements in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2006 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE Leonard E. Grossman, Chairman James H. Bromley James E. Ksansnak

HUMAN RESOURCES COMMITTEE REPORT

Introduction

The Human Resources Committee is comprised of three directors, all of whom are independent as determined in accordance with applicable NYSE rules and operates under a written charter adopted by the Board. The Human Resources Committee oversees the development and implementation of compensation policies, plans and programs designed to encourage the enhancement of our profitability, and consequently stockholder value. These objectives are addressed by relating a substantial portion of the overall compensation of our executive officers to CSS’ financial performance.

Overall compensation for executive officers consists principally of three components: (i) base salary, (ii) annual incentive compensation and (ii) longer-term incentive compensation. Additionally, executive officer compensation includes benefits available to our employees generally (such as retirement benefits under profit sharing plans) and supplemental retirement plans or deferred compensation agreements.

Base Salary

On an annual basis, the Human Resources Committee reviews base salary levels for CSS executive officers and for employees of CSS and its subsidiaries with annual base salaries exceeding a threshold level determined by the Committee. The threshold level is presently $175,000; it was $150,000 at the time that the Committee approved base salary levels for the 2006 fiscal year. In setting base salaries for executive officers for the fiscal year ended March 31, 2006, the Committee gave consideration to each position’s overall responsibility and complexity, the executive officer’s length of time in the position, the existing base salary for each position, information relating to the overall level of salary increases in the United States, median salary information for comparable positions, the recommendations of the President and Chief Executive Officer of CSS, and each executive officer’s individual performance during the immediately preceding fiscal year. In addition, the Committee gave consideration to CSS’ overall financial performance in the 2005 fiscal year and, in connection with setting the base salaries of the presidents of CSS’ subsidiaries, the performance of such subsidiaries. The Committee measured the individual performance of each executive officer against certain performance objectives that had been pre-approved by the Committee at the beginning of the 2005 fiscal year. These performance objectives addressed, among other things, achievement of budget objectives relating to sales growth and cost reduction, completion of systems integrations, inventory reduction, shipping performance, development and execution of a restructuring initiative, timely compliance with new regulatory requirements and staff development. The Committee did not apply any specific weight to the factors described above.

In setting Mr. Erskine’s base salary for the 2006 fiscal year, the Committee gave consideration to the same factors described above. The Committee did not apply any specific weight to these factors. The pre-approved individual objectives considered by the Committee in setting Mr. Erskine’s base salary for the 2006 fiscal year addressed, among other things, CSS’s return on investment and, earnings per share, improvement of certain CSS’s operations and succession planning. The Committee did not apply any specific weight to these factors.

Annual Incentive Compensation

At the beginning of each fiscal year, the Committee establishes the criteria on which annual incentive compensation may be paid to our executive officers. The amount of annual incentive compensation that may be paid to our executive officers is significant relative to overall compensation, and all such annual incentive compensation is “at risk,” i.e., contingent upon the financial performance of CSS and its subsidiaries.

The incentive compensation that may be awarded to each executive officer is determined using a base amount equal to a percentage of his annual base salary, ranging from 50% to 125%—depending on the executive’s position—if a pre-approved target level of EPS (and also NOI, in the case of our subsidiary presidents) is achieved. Specifically with respect to executive officers employed by CSS, other than Mr. Munyan, payment of incentive compensation for the 2006 fiscal year was entirely contingent on the achievement by CSS of a minimum level of earnings per share (“EPS”). With respect to our executive officers who are subsidiary presidents, the available incentive compensation for the 2006 fiscal year was divided into two parts: (a) a part entirely contingent upon the achievement by the subsidiary president’s operating company of at least a minimum level of net operating income (“NOI”), and (b) a part entirely contingent upon the achievement by CSS of the aforementioned minimum level of EPS. (If target levels of EPS and NOI were achieved, then 72.5% of each subsidiary president’s base amount would be attributable to subsidiary NOI, and 27.5% would be attributable to CSS EPS.) With respect to Mr. Munyan, pursuant to the provisions of an employment agreement that CSS entered into with him in October 2005 in connection with his appointment as Executive Vice President and Chief Operating Officer of CSS, incentive compensation for the 2006 fiscal year was divided into two parts: (a) a part entirely contingent upon the achievement by CSS’ Berwick Offray subsidiary of a minimum level of NOI, and (b) a part entirely contingent upon the achievement by CSS’ Paper Magic subsidiary of a minimum level of NOI. The Committee approved the required minimum levels for operating company NOI and EPS on April 21, 2005.

If the actual level of EPS (and also NOI, in the case of the subsidiary presidents) is higher or lower than the target level, then each executive’s base amount (and, therefore, the amount of incentive compensation that may be paid) would be higher or lower, depending on the actual levels as compared to the target levels. With regard to the subsidiary presidents, if the minimum level of NOI is achieved or exceeded, approximately 65% of the portion of the base amount corresponding to the achieved level of NOI is paid automatically and the remaining amount may be paid based on the extent to which each subsidiary president has achieved individual objectives approved by the Committee at the beginning of the 2006 fiscal year. Generally, up to approximately 35% of the NOI-determined portion of the base amount may be paid based on individual performance, and a higher amount may be paid if the individual objectives are exceeded.

In the 2006 fiscal year, CSS did not achieve the required minimum level of EPS. As a result, no incentive compensation was paid to executive officers employed by CSS, other than Mr. Munyan, and no incentive compensation was paid to our subsidiary presidents in respect of the part of their available incentive compensation that is contingent upon CSS achieving a minimum level of EPS. With respect to Mr. Munyan, incentive compensation was paid in accordance with the provisions of CSS’ employment agreement with him, based upon the actual performance of our Paper Magic and Berwick Offray subsidiaries, as compared to the respective minimum and target levels of NOI previously approved by the Committee. With respect to our subsidiary presidents, incentive compensation was paid to the extent that the applicable subsidiary achieved NOI in excess of the required minimum level. The actual amount available to be awarded was determined by the actual level of NOI achieved, as compared to the target level of NOI, and the actual amount paid was determined in part by the extent to which the subsidiary president achieved his individual performance objectives, which were approved by the Committee at the beginning of the 2006 fiscal year.

With respect to Mr. Erskine, the base amount used to determine his available incentive compensation was equal to 125% of his annual base salary. Since CSS did not achieve the required minimum level of EPS, no incentive compensation was paid to Mr. Erskine for the fiscal year ended March 31, 2006.

Longer-Term Incentive Compensation

Longer-term incentive compensation is provided to our executive officers through stock option grants made pursuant to the 2004 Plan and is designed to provide an incentive for executive officers to enhance CSS’ financial performance, and consequently stockholder value, over a long-term time horizon through increases in the value of CSS common stock.

On an annual basis, the Human Resources Committee considers the desirability of granting to executive officers and certain other employees of CSS and CSS’ principal operating subsidiaries stock options, restricted stock grants, stock appreciation rights, and other equity-based awards, under the CSS’ equity compensation plans. The Human Resources Committee typically applies a formula to determine the number of options to be granted to an executive. Generally, the number of options granted to an executive is determined by dividing the dollar amount of a specified percentage of an executive’s base salary (which ranges from 100% to 150% among our executive officers, depending upon their positions) by an amount approximately equal to the market price of a share of CSS common stock at the time of grant. However, in applying this formula, the Committee may determine to utilize a price per share of CSS common stock that is in excess of the market value of a share of CSS common stock, or to otherwise adjust the number of options granted to an executive based on such factors as the Committee may deem appropriate. There are no specific criteria relating to the use of a price that is above the market price or relating to other factors the Committee may determine to apply. The number of options granted to executive officers in the 2006 fiscal year was based on the aforementioned formula utilizing an amount approximately equal to the market price of a share of CSS common stock at the time of the grant. All options granted to executive officers during the 2006 fiscal year become exercisable in installments of 25% of the optioned securities per year on each of the first, second, third and fourth anniversaries of the grant date and expire on the fifth anniversary of the grant date. The exercise price for these options was equal to the New York Stock Exchange closing price on the last trading date immediately preceding the grant date.

Options awarded to Mr. Erskine in the 2006 fiscal year were determined utilizing the same methodology as applied to other executives. In applying the aforementioned formula, a factor of 150% was applied to Mr. Erskine’s salary.

In addition to the aforementioned annual consideration of equity compensation grants, the Human Resources Committee also considers from time to time, upon the recommendation of CSS management, the desirability of granting equity awards to executive officers and other employees in connection with commencement of employment with CSS or a subsidiary of CSS and in connection with promotions of executive officers and other employees. In this regard, two executive officers received stock option grants during the 2006 fiscal year in connection with their respective promotions and one executive officer received a stock option grant during this period in connection with the commencement of his employment with CSS.

Consideration of Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction that may be claimed by a “public company” for total compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated officers unless the compensation qualifies as “performance-based compensation.” The 1994 Plan and the 2004 Plan were designed to enable stock options and stock appreciation rights granted under such plans generally to qualify as “performance-based compensation.” No compensation paid to any executive officer during the fiscal year ended March 31, 2006 exceeded the deductibility limit. Nevertheless, the Committee retains the discretion to provide compensation that is not fully deductible under circumstances it deems appropriate.

HUMAN RESOURCES COMMITTEE James E. Ksansnak, Chairman James H. Bromley Rebecca C. Matthias

Performance Graph

The graph below compares the cumulative total stockholders’ return on our common stock for the period from April 1, 2001 through March 31, 2006, with (i) the cumulative total return on the Standard and Poors 500 (“S&P 500”) Index and (ii) a peer group, as described below (assuming the investment of $100 in our common stock, the S&P 500 Index, and the peer group on April 1, 2001 and reinvestment of all dividends).

The peer group utilized consisted of American Greetings Corporation, Blyth, Inc., Lenox Group Inc. (f/k/a Department 56, Inc.), Russ Berrie and Company, Inc. and Enesco Group, Inc. We have selected this group as our peer group because they are engaged in businesses that are sometimes categorized with our business. However, our management believes that a comparison of our performance to this peer group will be flawed, because the businesses of the peer group companies are in large part different from ours. In this regard, we compete with only one division of American Greetings, Blyth is principally focused on fragranced candle products and related candle accessories, competing only with some of our products, and the other companies principally sell collectible and/or giftware items.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
APRIL 1, 2001 TO MARCH 31, 2006
ASSUMES INITIAL INVESTMENT OF $100

CERTAIN TRANSACTIONS

On July 8, 2005, the Human Resources Committee approved the acceleration of the exercisability of the following options to purchase shares of CSS common stock that had been granted previously to Stephen V. Dubin, who was a director, executive officer and employee of CSS at that time, pursuant to the 1994 Plan:

Option Grant Date	Number of Shares Underlying the Option	Exercise Price

2/05/2002	5,625	$16.70
4/24/2003	6,375	$23.83
4/19/2004	6,450	$34.12

The closing price for shares of CSS common stock on the date of approval of such acceleration was $34.57 per share. The Human Resources Committee approved the acceleration of the exercisability of the foregoing stock options pursuant to applicable provisions of the 1994 Plan and in connection with Mr. Dubin’s retirement as a director, executive officer and employee of the Company. Mr. Dubin exercised all of the aforementioned stock options on July 11, 2005 and retired as a director, executive officer and employee of CSS on August 2, 2005.

On April 19, 2006, the Human Resources Committee approved the acceleration of the exercisability of the following options to purchase shares of CSS common stock that had been granted previously to Mr. Macero pursuant to the 1994 Plan:

Option Grant Date	Number of Shares Underlying the Option	Exercise Price

4/24/2003	2,325	$23.83
4/19/2004	9,500	$34.12

The closing price for shares of CSS common stock on the date of approval of such acceleration was $31.59 per share. The Human Resources Committee approved the acceleration of the exercisability of foregoing stock options pursuant to applicable provisions of the 1994 Plan and in connection with Mr. Macero’s planned retirement effective June 30, 2006.

Subsequent to the beginning of CSS’ 2006 fiscal year, CSS entered into employment agreements with Mr. Munyan and a separation agreement with Mr. Erskine, as described on page 18 of this proxy statement under the heading “Employment Agreements and Severance Agreements”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based on our review of Section 16(a) filings, we believe that all filings required to be made during the fiscal year ended March 31, 2006 were made on a timely basis, except as follows: As a result of an administrative error in our corporate office, Mr. Erskine filed a Form 4 report one business day late.

STOCKHOLDER PROPOSALS

Any stockholder proposal to be presented at the 2007 Annual Meeting of Stockholders must be received by us on or before February 22, 2007 in order to be considered for inclusion in the proxy statement relating to such meeting. If a stockholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proper proposal at the 2007 Annual Meeting of Stockholders, and the proposal is received by us on or before May 8, 2007, we will provide information in the proxy statement relating to that meeting as to the nature of the proposal and how persons named in the proxy solicited by the Board intend to exercise their discretion to vote on the matter.

CSS INDUSTRIES, INC.

By:	Michael A. Santivasci,
Secretary

Philadelphia, Pennsylvania
June 22, 2006

Annex 1

CSS INDUSTRIES, INC.

2006 STOCK OPTION PLAN

FOR NON-EMPLOYEE DIRECTORS

1.      Purpose.     The purpose of this 2006 Stock Option Plan for Non-Employee Directors (the “Plan”) of CSS Industries, Inc. (the “Company”) is to increase the ownership interest in the Company of the Company’s Non-Employee Directors and to provide a further incentive to the Company’s Non-Employee Directors to serve as Directors of the Company.

2.      The Plan.     The Plan shall consist of options to acquire Shares of the Common Stock of the Company, $0.10 par value (the “Shares”).

3.      Administration.     The Plan shall be administered by the Board of Directors of the Company (the “Board”). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that, except as set forth in the Plan, the Board shall have no discretion with respect to the eligibility or selection of Directors to receive options under the Plan, the number of Shares subject to any such options, exercisability or termination of such options, the purchase price of options or the frequency of option grants thereunder, and provided further that the Board shall not have the authority to take any action to make any determination that would materially increase the benefits accruing to participants under the Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its stockholders and persons granted options under the Plan. All options granted under the Plan shall be made conditional upon the Non-Employee Director’s acknowledgement, in writing or by acceptance of the option, that all decisions and determinations of the Board shall be final and binding on the Non-Employee Director, his or her beneficiaries, and any other person having or claiming an interest under such option. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

4.      Participation in the Plan.     Directors of the Company who are not employees of the Company or any subsidiary or affiliate of the Company shall be eligible to participate in the Plan (“Eligible Directors”).

5.      Shares Subject to the Plan.     Subject to adjustment as provided in Section 8, an aggregate of 200,000 Shares shall be available for issuance upon the exercise of options granted under the Plan. The Shares deliverable upon the exercise of an option may be made available from unissued Shares not reserved for any other purpose or Shares reacquired by the Company, including Shares purchased in the open market or in private transactions. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the Shares subject to, but not delivered under, such option may again become available for the grant of other options under the Plan.

6.      Non-Statutory Stock Options.     All options granted under the Plan shall be non-statutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

7.      Terms, Conditions and Forms of Options.     Each option granted under this Plan shall be evidenced by a written agreement with the Company in such form as the Board shall from time to time approve, which agreement shall comply with and be subject to the following terms and conditions:

(i)     Option Grant Dates.     Options to purchase 4,000 Shares (as adjusted pursuant to Section 8) shall be granted automatically to each Eligible Director on the last day that the Company’s Shares are traded on the New York Stock Exchange, or if the Shares are not then listed on the New York Stock Exchange, on such other national securities exchange upon which the shares are traded (for purposes of the provisions of the Plan, The Nasdaq Stock Market, Inc. shall be deemed to be a national securities exchange even if it is not, in fact, a national

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securities exchange), or if the Shares are not then listed on a national securities exchange, on the last day that transactions in the Company’s Shares are reported on the OTC Bulletin Board or pinksheets.com, or if Shares are not so traded or subject to such transaction reporting, on the last day on which the Company’s offices are open, in each November commencing November 2006 and ending November 2010, except that any such grant shall be subject to and contingent upon approval of the Plan by the stockholders of the Company at the 2006 Annual Meeting of Stockholders.

(ii)     Purchase Price.     The purchase price of Shares upon exercise of an option shall be 100% of the fair market value of the Shares on the date of grant of an option; which shall be: (i) if the Shares are then listed on a national securities exchange, the closing price of the Shares on such date as reported on the consolidated tape or, if not so reported, as reported by such exchange; provided, however, that if on such date the Shares were traded on more than one national securities exchange, then the closing price on the exchange on which the greatest volume of Shares were traded on such day; (ii) if the Shares are not then listed on a national securities exchange, the last sale price of the Shares on such date as reported by the OTC Bulletin Board or, if not reported by the OTC Bulletin Board, the last sale price of the Shares as reported by pinksheets.com, or if not so reported, the average of the closing bid and asked prices for the Shares on such date as reported by a nationally recognized quotation service selected by the Board in good faith; or (iii) if the Shares are neither then listed on a national securities exchange nor subject to bid and ask quotations disseminated by a nationally recognized quotation service, such value as the Board shall in good faith determine. If the Shares are then listed on a national securities exchange or are subject to transaction reporting on the OTC Bulletin Board or pinksheets.com, but are not traded on the date of grant, then the purchase price of such shares shall be the closing price on the last day prior thereto on which such Shares were traded.

(iii)     Exercisability and Term of Options.     Each option granted under the Plan will become exercisable and mature in four equal installments, commencing on the first anniversary of the date of grant and annually thereafter. Each option granted under the Plan shall expire five (5) years from the date of the grant, and shall be subject to earlier termination as hereinafter provided.

(iv)     Termination of Service.     In the event of the termination of service on the Board by the holder of any option, other than by reason of death as set forth in Paragraph (v) hereof or by reason of such holder’s commencement of employment with the Company, the then outstanding options of such holder may be exercised only to the extent that they were exercisable on the date of such termination and shall expire three months after such termination, or on their stated expiration date, whichever occurs first.

(v)     Death.     In the event of the death of the holder of any option, each of the then outstanding options of such holder will immediately become fully exercisable and the holder’s legal representative may exercise such options at any time within a period of six months after death, but in no event after the expiration date of the term of the option.

(vi)     Payment.     Options may be exercised only upon payment to the Company in full of the purchase price of the Shares to be delivered. Such payment shall be made (a) in cash or check at the time of purchase; (b) by delivering Shares already owned by the holder, or attestation to ownership of such Shares on such form as prescribed by the Board, and having a fair market value (as defined in Section 7(ii)) equal to the purchase price; (c) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, to the extent permitted by applicable law; or (d) through any combination of (a), (b) or (c). Notwithstanding the foregoing, the Board reserves the right not to permit such payment to be made under the terms of subsection (b) if it determines that the same would not be in the best interests of the Company. Moreover, any Shares used to exercise the option pursuant to subsection (b) shall have been held by the holder of the option for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the exercise of the option.

8.      Adjustment upon Changes in Shares; Acceleration and Cancellation of Options.

(i)     In the event of any reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, extraordinary cash dividend, property dividend, combination or exchange of shares, repurchase of shares or any other change in corporate structure which in the judgment of the Board materially affects the value of Shares, the Board will determine the

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appropriate adjustments, if any, to the number and class of Shares available for issuance under the Plan, and the number and class of Shares and the exercise price per Share set forth in any option theretofore granted.

(ii)     In the event of (a) the disposition of all or substantially all of the assets of the Company, (b) the dissolution of the Company, (c) the consummation of a merger or consolidation of the Company with or into any other entity or the merger or consolidation of any other entity into the Company, in each case whereby the Company is not the surviving entity, (d) the consummation of a tender offer or exchange offer to purchase all or substantially all of the Shares of the Company, or (e) a change in the composition of the Board such that Incumbent Board Members (as defined below) cease for any reason to constitute at least a majority of the Board (the occurrence of an event described in clauses (a) through (e) of this subsection 8(ii) shall hereinafter be referred to as a “Change in Control”), all outstanding options awarded under the Plan shall become exercisable in full immediately prior to such event. Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Board determines otherwise, all outstanding options that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the foregoing, in the event of a Change in Control, the Board may take one or both of the following actions with respect to any or all outstanding options: (x) require that the holders of options surrender their outstanding options in exchange for a payment by the Company, in cash or Shares as determined by the Board, in an amount equal to the amount by which the fair market value of the Shares subject to the holder’s unexercised options exceeds the exercise price of the option, or (y) after giving holders of options an opportunity to exercise their outstanding options, terminate any and all unexercised options at such time as the Board deems appropriate. The Board making the determinations described above following a Change in Control must be comprised of the same members as those on the Board immediately before the Change in Control. For purposes of this subsection 8(ii), the term “Incumbent Board Members” shall mean those individuals who, as of the effective date of the Plan, constitute the Board; provided, that any individual who becomes a member of the Board subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two thirds of those individuals who are then Incumbent Board Members, shall also be deemed an Incumbent Board Member.

9.      Options Non-Assignable and Non-Transferable.     Each option and all rights thereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during the holder’s lifetime only by the holder or the holder’s guardian or legal representative.

10.     Limitations of Rights.

(i)     No Right to Continue as a Director.     Neither the Plan nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a Director for any period of time, or at any particular rate of compensation.

(ii)     No Stockholders’ Rights for Holders of Options.     A holder of options shall have no rights as a stockholder with respect to the Shares covered by options granted hereunder until the date of the issuance of the underlying Shares, and no adjustment will be made for any cash dividend distributions for which the record date is prior to the date such Shares are issued.

11.     Effective Date and Duration of Plan.     The Plan is effective on August 2, 2006, subject to approval by the stockholders of the Company at the 2006 Annual Meeting of Stockholders. The period during which option grants shall be made under the Plan shall terminate on December 31, 2010 (unless the Plan is extended or is terminated on an earlier date by action of the stockholders), but such termination shall not affect the terms of any then outstanding options.

12.     Amendment, Suspension or Termination of the Plan.     Subject to the limitations described in this Section, the Board may amend, suspend or terminate the Plan; provided, however, that no such action shall adversely affect the rights of Directors who hold outstanding options previously granted hereunder and, provided further, however, that any stockholder approval necessary or desirable in order to comply with applicable federal securities laws or the applicable rules of any self-regulatory organization, shall be obtained in the manner required therein. Amendments to Sections 4 and 7(i) and (ii) shall not be effected more than once every six

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months, unless such amendments are implemented to comport with changes in the Code or regulations thereunder.

13.     Notice.     Any notice to the Company required by any of the provisions of this Plan shall be in writing and addressed to the Secretary of the Company at the Company’s then Executive Offices and shall become effective when it is received. Any notice to an Eligible Director required by any of the provisions of this Plan shall be in writing and addressed to such Eligible Director at the current address shown in the records of the Company, or to such other address as the Eligible Director may designate to the Company in writing and shall become effective when it is received.

14.     Use of Proceeds.     Proceeds from the sale of Shares pursuant to options granted under the Plan shall constitute general funds of the Company.

15.     No Fractional Shares.     No fractional Shares shall be issued pursuant to options granted hereunder.

16.     Expenses of the Plan.     All of the expenses of administering the Plan shall be paid by the Company.

17.     Compliance with Applicable Law.     Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause Shares to be issued or any certificate for Shares to be delivered pursuant to the exercise of an option unless and until the Company is advised by its counsel that the issuance and delivery of such certificate is in compliance with all applicable laws, regulations of a governmental authority and the requirements of any self-regulatory organization. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of any such certificate to comply with any such law, regulation or requirement. The Board may require, as a condition of the issuance and delivery of any such certificate and in order to insure compliance with such laws, regulations and requirements, such representations as the Board, in its sole discretion, deems necessary or desirable. Each option shall be subject to the further requirement that if at any time the Board shall determine in its discretion that the listing or qualification of the Shares subject to such option is required under any self-regulatory organization requirements or under any applicable law or regulation, or that the consent or approval of any governmental regulatory body or self-regulatory organization is necessary as a condition of, or in connection with, the granting of such option or the issuance of Shares thereunder, such option may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

18.     Governing Law.     Except to the extent pre-empted by federal law, this Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the conflict of laws principles.

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ANNUAL MEETING OF STOCKHOLDERS OF

CSS INDUSTRIES, INC.

August 2, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
				FOR	AGAINST	ABSTAIN
1. Election of Directors:			2. Approval of 2006 Stock Option Plan for Non-Employee Directors.
FOR ALL NOMINEES	NOMINEES:		THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
Scott A. Beaumont
WITHHOLD AUTHORITY FOR ALL NOMINEES	James H. Bromley
Jack Farber
FOR ALL EXCEPT (See instructions below)	Leonard E. Grossman
James E. Ksansnak
Rebecca C. Matthias
Christopher J. Munyan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder		Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CSS INDUSTRIES, INC.

The undersigned hereby appoints James H. Bromley, Rebecca C. Matthias and Leonard E. Grossman, and each of them acting singly, proxies of the undersigned stockholder with full power of substitution to each of them, to vote all shares of Common Stock of CSS Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, PA 19103, on Wednesday, August 2, 2006, at 9:30 a.m. (local time) and any adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder and in the discretion of the holders of this Proxy upon such other matters as may properly come before the annual meeting or any adjournments thereof. With respect to the election of directors and the proposal to approve the 2006 Stock Option Plan for Non-Employee Directors, if directions are not provided by the undersigned stockholder, this Proxy will be voted “FOR ALL NOMINEES” for election to the Board of Directors and “FOR” the proposal to approve the 2006 Stock Option Plan for Non-Employee Directors.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE THIS PROXY
ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

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